Exhibit 99.5
AGREEMENT TO PURCHASE PARTICIPATION
(Temporary Credit and Liquidity Facility Program)
     THIS AGREEMENT TO PURCHASE PARTICIPATION (“Participation Agreement”) is dated as of December 4, 2009, and is by and among U.S. DEPARTMENT OF THE TREASURY (“Treasury”), FANNIE MAE (“Fannie Mae”) and FEDERAL HOME LOAN MORTGAGE CORPORATION (“Freddie Mac”) (together, the “GSEs”).
     The meaning of capitalized terms not otherwise defined can be determined by reference to Section 1.1 of this Purchase.
RECITALS
     A. The disruptions in housing markets, housing finance and capital markets over the past several years have constricted the general availability of credit to many different credit markets, particularly those related to housing;
     B. The United States Congress, in enacting the Housing and Economic Recovery Act of 2008, the Emergency and Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009 and other legislation provided Treasury and other agencies of government with the authority, funding, and direction to undertake credit support programs, with many of these programs directed specifically at supporting housing markets and housing finance;
     C. State and local housing finance agencies (“HFAs”) have a core mission of providing (i) affordable mortgage financing for low and moderate income households, especially first-time homebuyers, and (ii) financing for affordable multifamily rental properties;
     D. The National Council of State Housing Finance Agencies and the National Association of Local Housing Finance Agencies requested assistance from Treasury to meet their funding needs to continue support of their affordable housing mission during this period of disruption in housing finance and that request has been supported by market developments;
     E. Treasury, Federal Housing Finance Agency (“FHFA”), Fannie Mae and Freddie Mac entered into a Memorandum of Understanding, dated October 19, 2009, that sets forth the mutual understandings and intentions of the parties with respect to the proposal for Treasury to purchase certain GSE obligations and other securities pursuant to Section 304(g) of the Federal National Mortgage Association Charter Act and Section 306(l) of the Federal Home Loan Mortgage Corporation Act;
     F. Treasury requested FHFA and the GSEs to help Treasury to design and implement certain programs to facilitate financing for the HFAs to serve homebuyers and low and moderate income renters, including the Temporary Credit and Liquidity Facility Program (as defined in this Participation Agreement) contemplated in this Participation Agreement;

     G. The HFA described in the Participation Certificate issued pursuant to this Participation Agreement (“HFA”) has issued the bonds described in Exhibit I attached to the Participation Certificate (“Bonds”);
     H. The HFA has requested the GSEs to issue their Standby Irrevocable Temporary Credit Enhancement and Liquidity Facility providing credit enhancement and liquidity support for the Bonds (“Temporary Credit and Liquidity Facility”);
     I. On the terms and subject to the conditions set forth in this Participation Agreement, Treasury desires to purchase from the GSEs and each of the GSEs separately desires to sell to Treasury, a Participation interest in the GSE’s portion of the Temporary Credit and Liquidity Facility; and
     J. Each GSE and Treasury desire to set forth the terms and conditions under which Treasury purchases and the GSEs sell, the Participations.
In consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.1 Definitions. Capitalized terms used in this Participation Agreement (including in the exhibits to this Participation Agreement) shall have the meanings given to those terms in this Section 1.1 unless the context clearly requires a different meaning.
     “Advances” means amounts drawn on the Temporary Credit and Liquidity Facility as Credit Advances or as Liquidity Advances.
     “Amount Available” means the aggregate amount available to be drawn under the Temporary Credit and Liquidity Facility as Advances from time to time. The maximum Amount Available, as of the Effective Date, is set out in the Participation Certificate.
     “Bank Bonds” means any of the Bonds that are tendered for purchase by a bondholder and are the subject of a Liquidity Advance under the Temporary Credit and Liquidity Facility and have not yet been remarketed to a new bondholder.
     “Bond Default” means the occurrence of a default that may give rise to an acceleration of some or all of the Bonds, or any event that may give rise to a mandatory or special redemption or tender of some or all of the Bonds, under any Transaction Document.
     “Bond Documents” means the Bonds, the Indenture and all other documents, instruments and agreements executed and delivered in connection with the issuance, sale, delivery and/or remarketing of such Bonds, as each such agreement or instrument may be amended, supplemented or restated from time to time. If there is more than one issue and series of Bonds described in the Participation Certificate, the Bond Documents means such documents as are related to any one or more of such issues or series.
“Business Day” means any day other than:
          (a) a Saturday or a Sunday;
          (b) any day on which banking institutions located in the City of New York, New York are required or authorized by law or executive order to close;
          (c) any day on which banking institutions located in the city or cities in which the principal office of the bond trustee is located are required or authorized by law or executive order to close;
          (d) a day on which the New York Stock Exchange is closed or on which banking institutions located in the city in which the Remarketing Agent is located are required or authorized by law or executive order to close; or
          (e) any day on which either of the GSEs is closed.
     “Credit Advance” means a “Credit Enhancement Advance” as such term defined in the Temporary Credit and Liquidity Facility to pay debt service due on the Bonds for which there are insufficient funds available under the related indenture.
     “Credit Facility Documents” means the Reimbursement Agreement, the Temporary Credit and Liquidity Facility and those other documents required by the GSEs that evidence and secure the Temporary Credit and Liquidity Facility.
     “Crossover Date” means the first date on which “Program Losses” equal or exceed 25/35ths of the “First Loss Limit” as those terms are defined and used in the Uniform Loss Sharing Attachment.
     “Decision Control” means the right of Treasury, on the one hand, or the GSEs, on the other hand, to decide upon a course of action with respect to a default that gives rise to an acceleration of the Bonds or the exercise by the GSEs of remedies available to them under the Reimbursement Agreement or any of the other related Transaction Documents.
“Effective Date” means the date the Participation Certificate is executed and delivered.
     “Expiration Date” means the date the Temporary Credit and Liquidity Facility expires by its terms with respect to a series of Bonds. The scheduled Expiration Date relative to each series of Bonds is set out in the Participation Certificate.
     “Facility Fee” means the Facility Fee payable by the HFA to the GSEs pursuant to the Reimbursement Agreement.
     “First Loss Limit” has the meaning given to that term in the Uniform Loss Sharing Attachment.

     “Funding Notice” means a written notice, in the form of the attached Exhibit B, given by a GSE or the Program Administrator on behalf of the GSEs to Treasury’s Financial Agent requesting the funding of Treasury’s participation in an Advance made under the Temporary Credit and Liquidity Facility.
     “Funding Payment” means the amount payable by Treasury to a GSE pursuant to Section 3.2 on account of an Advance.
“GSE Rights” means all right, title and interest of the GSEs in and to:
     (a) the Transaction Documents;
     (b) all the real and personal property securing the obligations of the HFA under any of the Transaction Documents; and
     (c) all proceeds, products, substitutions, additions and replacements of any collateral now or hereafter mortgaged, assigned or pledged under any of the Transaction Documents, in all cases whether now existing or arising in the future.
     “GSE Security” means a security backed by one or more Bank Bonds issued by a Trust and purchased by Treasury under the terms of this Participation Agreement.
     “Liquidity Advance” means an advance under a Temporary Credit and Liquidity Facility to pay for bond purchase tenders relating to the Bonds, which shall include, without limitation, both a “Liquidity Advance” and a “Mandatory Tender Advance” as such terms are defined in the Temporary Credit and Liquidity Facility.
     “Loss Calculation Date” has the meaning given to that term in the Uniform Loss Sharing Attachment.
     “New Issue Bond Program” has the meaning given to that term in the Uniform Loss Sharing Attachment.
     “New Issue Bond Program Agreement” means an agreement relating to or entered into under the New Issue Bond Program.
     “Partial Guarantee” has the meaning given to that term in the Uniform Loss Sharing Attachment.
     “Participation” means a participation in the Temporary Credit and Liquidity Facility purchased by Treasury pursuant to this Participation Agreement.
     “Participation Amount” means the product of the Amount Available on the date of issuance of the Temporary Credit and Liquidity Facility and the Participation Percentage.
     “Participation Certificate” means a certificate evidencing the participation interests purchased by Treasury pursuant to this Participation Agreement and issued by the GSEs to

Treasury, and acknowledged by Treasury, which shall be in substantially the form of Exhibit C hereto.
     “Participation Fee” means the Participation Fee payable to Treasury pursuant to Section 2.4 of this Participation Agreement.
     “Participation Fee Rate” means the rate per annum set out in the Participation Certificates.
     “Participation Percentage” means the percentage interest of Treasury in the Temporary Credit and Liquidity Facility which is 100% as specified in the Participation Certificate.
“Party” and “Parties” means any party to this Participation Agreement.
     “Program Administrator” means U. S. Bank National Association or such other party as the GSEs may appoint from time to time as custodian, collection agent, paying agent and administrator for the Temporary Credit and Liquidity Facility Program.
     “Program Bonds” has the meaning given to that term in the Uniform Loss Sharing Attachment.
     “Program Losses” has the meaning given to that term in the Uniform Loss Sharing Attachment.
     “Participation Agreement” means this Agreement to Purchase Participation, including, without limitation, the Exhibits to this Participation Agreement, as it may be amended, restated or otherwise modified from time to time in writing by the Parties.
“Recovery” has the meaning given to that term in the Uniform Loss Sharing Attachment.
     “Reimbursement Agreement” means the Reimbursement Agreement among the GSEs, the HFA and the bond trustee with respect to the Temporary Credit and Liquidity Facility, as it may be amended, restated or otherwise modified from time to time in writing in accordance with its terms.
     “Stated Amount” means, with respect to each GSE separately, the stated amount of such Temporary Credit and Liquidity Facility on the Effective Date as specified in the Participation Certificate.
     “Temporary Credit and Liquidity Facility” has the meaning given to such term in the Recitals, together with any amendments, restatements or modifications thereto.
     “Temporary Credit and Liquidity Facility Program” means the Program of the GSEs’ and Treasury providing temporary credit and liquidity for certain variable rate demand obligations of housing finance agencies, of which this Participation Agreement and the related Temporary Credit and Liquidity Facility are a part.

     “Transaction Documents” means the Bond Documents and the Credit Facility Documents.
     “Treasury’s Financial Agent” means JPMorgan Chase or such other party as Treasury may appoint from time to time by notice to the GSEs and the Program Administrator as its financial agent.
     “Trust” means a trust established by a GSE which issues a GSE Security backed by one or more Bank Bonds and a Partial Guarantee.
     “Uniform Loss Sharing Attachment” means the Uniform Loss Sharing Attachment set forth in Exhibit A attached to this Participation Agreement.
ARTICLE II.
PURCHASE OF PARTICIPATION IN CREDIT FACILITY
SECTION 2.1 Agreement to Purchase; Agreement to Sell. Treasury agrees to purchase from each of Fannie Mae and Freddie Mac and each of Fannie Mae and Freddie Mac agrees, for and on behalf of itself only, to sell a participation in such GSE’s portion of the Temporary Credit and Liquidity Facility (each a “Participation”) as follows:
     (a) Description of Participations. The obligations of Fannie Mae and Freddie Mac under the Temporary Credit and Liquidity Facility are several and not joint. Each GSE is severally liable to the bond trustee for 50 percent, on a pro rata basis, of each Credit Advance and each Liquidity Advance requested by the bond trustee. The participation purchased by Treasury under this Participation Agreement from Fannie Mae is a participation in Fannie Mae’s portion of the Temporary Credit and Liquidity Facility. The participation purchased by Treasury under this Participation Agreement from Freddie Mac is a participation in Freddie Mac’s portion of the Temporary Credit and Liquidity Facility.
     (b) Participation Percentages. Fannie Mae’s portion of each Credit Advance or Liquidity Advance is 50% and Freddie Mac’s portion of each Credit Advance or Liquidity Advance is 50% as set forth in the Participation Certificate.
     (c) Participation Certificate. The purchase of the Participations shall be evidenced by this Participation Agreement and the Participation Certificate. Treasury’s purchase of the Participations takes effect fully upon the execution of the Participation Certificate.
     (d) Advances. Treasury’s purchase of Participations includes the purchase of a participation in each Credit Advance and each Liquidity Advance arising from time to time under the Temporary Credit and Liquidity Facility. Treasury’s participation shall attach immediately upon a GSE making its portion of the related Advance.
     (e) General Matters. The Participations include an interest in the GSE Rights of Fannie Mae and Freddie Mac, including, without limitation, the rights of the GSE to be reimbursed by the HFA on account of such Advances, the right to be paid interest, fees (but the

Participation Fee shall be payable in the amount set out in Section 2.4) and other amounts payable by the HFA from time to time on account of such Advances and all remedies and other rights securing the HFA’s obligations to make such payments.
SECTION 2.2 Nature of Purchases. Treasury and each GSE, for and on behalf of itself only, intend and agree that:
     (a) the transactions contemplated by this Participation Agreement are, subject to the terms of this Participation Agreement, purchases and sales of interests in the Temporary Credit and Liquidity Facility;
     (b) such purchases and sales shall not constitute a loan by Treasury to either or both of the GSEs; and
     (c) such purchases and sales shall not result in the creation of any joint venture relationship between the GSEs and Treasury or between the GSEs.
With the Participations, Treasury shall have purchased a corresponding interest in all rights, pledges, security interests and guaranties now or hereafter granted to the GSEs with respect to the Temporary Credit and Liquidity Facility under the Transaction Documents.
SECTION 2.3 Delivery of Participation Certificate. Treasury will receive original counterparts of this Participation Agreement and the Participation Certificate executed by the GSEs as evidence of Treasury’s purchase of the Participations, and Treasury will execute and deliver original executed counterparts of this Participation Agreement and the Participation Certificate.
SECTION 2.4 Participation Fee. Each GSE shall be obliged to pay to Treasury, on a several and not on a joint basis, the Participation Fee from and including the Effective Date to and including the Expiration Date. The Participation Fee shall be paid solely from the proceeds of the Facility Fee received from time to time by such GSE from the HFA and shall not be a direct recourse obligation of either GSE to pay from any other resources of such GSE. The Participation Fee shall be payable by each GSE at the Participation Fee Rate per annum on the daily average of the Amount Available for which such GSE is obligated. The Participation Fee will be payable in arrears by each GSE on the 25th day of the month, or if such day is not a Business Day, then on the next following Business Day thereafter (the “Payment Date”), commencing on first such date after the Effective Date and ending on the Payment Date next following the Expiration Date. The Participation Fee shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 day, as applicable.
SECTION 2.5 Facility Administration. Each GSE shall administer its obligations under its portion of the Temporary Credit and Liquidity Facility with the same care, skill, prudence and diligence with which such GSE administers similar credit and liquidity facilities for its own account, giving due consideration to customary and usual standards of practice of prudent institutional commercial lenders administering their own credit facilities, in each case acting in accordance with applicable law, the terms of this Participation Agreement and the applicable Transaction Documents.

SECTION 2.6 Notices of Default. As soon as practicable, but in no event later than seven Business Days following the day a GSE obtains actual knowledge of the occurrence of any Event of Default under the Reimbursement Agreement, such GSE shall provide, or cause to be provided, written notice to the other GSE and Treasury’s Financial Agent of such event.
SECTION 2.7 Decision Control. Treasury shall be entitled to exercise Decision Control so long as the Crossover Date has not occurred and the GSEs shall be entitled to exercise Decision Control on and after the Crossover Date. The identity of the party having Decision Control shall not affect the obligations of Treasury under this or any other Participation Agreement or under any New Issue Bond Program Agreement. Treasury agrees to consult with the GSEs, and the GSEs agree to make recommendations to Treasury with respect to the issues for which Decision Control by Treasury is to be exercised. Conversely, the GSEs agree to consult with Treasury, and Treasury agrees to make recommendations to the GSEs with respect to the issues for which Decision Control by the GSEs is to be exercised. Notwithstanding the foregoing, the party having Decision Control shall have the unilateral right to make decisions regarding the exercise of bondholder rights in respect of the Program Bonds.
SECTION 2.8 Savings Provision. Notwithstanding anything in this Participation Agreement to the contrary, (i) no GSE shall have any duties or obligations except those expressly set forth in this Participation Agreement and in the applicable Transaction Documents, and (ii) no GSE shall be subject to any fiduciary or implied duties.
SECTION 2.9 Bank Bonds.
     (a) Holding of Bank Bonds. The making of a Liquidity Advance results in the acquisition by the GSEs of one or more Bank Bonds. The GSEs currently intend to instruct the Program Administrator to hold all Bank Bonds in custody and issue custody receipts to each GSE representing such GSEs pro rata portion of the Bank Bonds.
     (b) Securitization of Bank Bonds. Each GSE will supplement the Participation Certificate by delivering one or more GSE Securities to Treasury backed by one or more or all of any Bank Bonds then outstanding upon the written request of Treasury. Treasury may not require the GSEs to securitize Bank Bonds more than once in any calendar month. In responding to a request to securitize Bank Bonds, the GSEs shall be allowed a period of not less than three weeks to effect the securitization; provided, however, that neither GSE may be required to issue its GSE Security on any day other than the last Business Day of a calendar month. In the absence of a request by Treasury for a securitization of Bank Bonds, each GSE may, at such time or times as it deems convenient, deliver one or more GSE Securities to Treasury backed by one or more or all of any outstanding Bank Bonds.
     (c) Allocations. Each GSE holding one or more Bank Bonds pursuant to this Section or issuing a GSE Security backed by one or more Bank Bonds will be entitled to an allocation of the interest payments received on the related Bank Bonds. The GSE’s allocation will be an amount (“Allocation Amount”) equal to the rate, per annum, of the Facility Fee payable by the HFA to the GSE on Bonds which are not Bank Bonds (less the Participation Fee payable to Treasury pursuant to Section 2.4) multiplied by the outstanding and unpaid principal of the Bank Bonds for the number of days in the period of such calculation over a year of 365 or 366 days, as applicable. Should the available amounts of interest received on a Bank Bond at any time be less than the Allocation Amount payable to a GSE, the GSE may charge such shortfall to payments of the Participation Fee payable to Treasury under this Participation Agreement, payments of interest received on all other Bank Bonds, payments received on any of the Program Bonds under the New Issue Bond Program and to any Recovery under the Temporary Credit and Liquidity Facility Program and the New Issue Bond Program.
ARTICLE III.
PAYMENT OBLIGATIONS
SECTION 3.1 Duplicate Tender and Draw Notices for Treasury. The Transaction Documents require the bond trustee to send to Treasury’s Financial Agent a copy of each notice it sends to the GSEs with respect to any bondholder tender of Bonds, any remarketing of such Bonds and any drawing on the GSEs of a Liquidity Advance or a Credit Advance. Such notices will enable Treasury to receive advance warning that it may be required to make a Funding Payment under Section 3.2 should the tendered Bonds not be remarketed or a Credit Advance be required.
SECTION 3.2 Funding Notices. Each time a GSE is required to make a Credit Advance or a Liquidity Advance, such GSE shall deliver or cause the Program Administrator to deliver a Funding Notice to Treasury’s Financial Agent to request a Funding Payment from Treasury on account of such Advance. Any Funding Notice may be jointly provided by or on behalf of the GSEs. Funding Notices shall be delivered in accordance with Section 5.6 of this Participation Agreement. Treasury shall make, or cause to be made, each Funding Payment in immediately available funds to the Program Administrator for the account of the GSEs to such account as the Program Administrator shall require. The Funding Payment shall be due and payable not later than 2:00 p.m. Eastern time on the Business Day the GSEs are required to make the related Advance; provided, however, that if the Funding Notice is not received by Treasury’s Financial Agent at or prior to 12:00 noon Eastern time on such day, payment shall be made to the Program Administrator no later than 11:00 a.m. Eastern time on the next following Business Day. The Funding Payment shall be in an amount equal to Treasury’s Participation Percentage in the GSE’s Advance.
SECTION 3.3 Reduction of Amount or Withdrawal of Notice. If, after giving a Funding Notice to Treasury pursuant to Section 3.2 but before receiving a Funding Payment, a GSE receives any reimbursement or payment from any other source for the Advance, then the GSE shall promptly reduce or withdraw, as applicable, the amount demanded in the Funding Notice or, if funds have been received from Treasury with respect to such Funding Payment, the GSE shall return to Treasury’s Financial Agent the applicable portion of such Funding Payment.
SECTION 3.4 Other Amounts Payable to GSEs. Each GSE (or the Program Administrator on behalf of the GSEs) shall be entitled to withhold from any funds received by the GSE pursuant to the Reimbursement Agreement, and shall not be required to pay to Treasury, amounts required to reimburse such GSE for costs and expenses of such GSE incurred in connection with the Temporary Credit and Liquidity Facility, the Reimbursement Agreement or the Bonds.

SECTION 3.5 Payments by GSEs to Treasury.
     (a) Payments Made with Respect to Advances. Each GSE shall pay, or cause to be paid, to Treasury its Participation Percentage of any amounts received from, or on behalf of, the HFA or otherwise from any other source with respect to or allocated to a Credit Advance or to a Liquidity Advance for which the GSE has received payment from Treasury pursuant to Section 3.2. Each GSE may deduct, or cause to be deducted, from such payments any amounts then owing to the GSE pursuant to this Participation Agreement including, without limitation, its accrued and unpaid Allocation Amounts. Such payments will be due on the 25th day of the month, or if such day is not a Business Day, then on the next following Business Day thereafter. Each GSE shall pay, or cause to be paid, all amounts due under this subsection in immediately available funds to Treasury’s Financial Agent.
     (b) Payments Made with Respect to GSE Securities. All distributions made with respect to any GSE Securities issued by a GSE with respect to one or more Bank Bonds shall be made in accordance with the GSE’s policies and procedures with respect to securities of that class. Each GSE may deduct its accrued and unpaid Allocation Amounts and all other amounts due and payable to the GSE hereunder prior to making such distributions.
ARTICLE IV.
LOSS SHARING
The Temporary Credit and Liquidity Facility which is the subject of this Participation Agreement is a Temporary Credit and Liquidity Facility issued under the Temporary Credit and Liquidity Facility Program. This Participation Agreement is one of several Participation Agreements and Partial Guarantees (as that term is defined in Exhibit A) subject to loss sharing as described in the Uniform Loss Sharing Attachment, which is incorporated into this Participation Agreement as if fully stated herein. The provisions of the Uniform Loss Sharing Attachment apply fully to the Temporary Credit and Liquidity Facility which is the subject of this Participation Agreement.
ARTICLE V.
MISCELLANEOUS
SECTION 5.1 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter of this Participation Agreement. No statements, agreements or representations, oral or written, which may have been made to the parties or any one or more of them, by any other party or by any employee or agent of such other party on behalf of such party, with respect to this Participation Agreement shall be of any force or effect except to the extent stated in this Participation Agreement.
SECTION 5.2 Assignment Prohibited. The identity of each of the Parties being of material importance to each other Party, this Participation Agreement is made on the condition that, except as otherwise expressly provided in this Participation Agreement, no Party’s rights or obligations under this Participation Agreement shall be assignable without the prior written consent of the other Parties.

SECTION 5.3 Exclusivity. This Agreement is intended for the sole and exclusive benefit of the Parties to this Participation Agreement and not for the benefit of, nor for the purpose of being relied upon by, any other person.
SECTION 5.4 No Joint Venture. The execution of this Participation Agreement is not intended to be, nor shall it be construed to be, the formation of a joint venture or partnership between the parties; nor shall it be deemed to create any relationship between the parties other than as expressly stated.
SECTION 5.5 Invalidity; Severability. If any term, covenant or condition of this Participation Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Participation Agreement shall continue in full force and effect and shall be construed without the invalid, illegal or unenforceable provision unless to so construe the Agreement would frustrate the intention of the parties in entering into this Participation Agreement.
SECTION 5.6 Notices.
     (a) Notices to the Parties. All notices, directions, certificates or other communications hereunder shall be sent by certified or registered mail, return receipt requested, or by overnight courier addressed to the appropriate notice address set forth below. Any such notice, certificate or communication shall be deemed to have been given as of the date of actual delivery or the date of failure to deliver by reason of refusal to accept delivery or changed address of which no notice was given pursuant to this Section. Any of the parties hereto may, by such notice described above, designate any further or different address to which subsequent notices, certificates or other communications shall be sent without any requirement of execution of any amendment to this Participation Agreement. The notice addresses are as follows:

To Treasury:	Department of the Treasury
1500 Pennsylvania Avenue, N.W.
Washington, D.C. 20220

	Attention:	Fiscal Assistant Secretary
re: Housing Finance Agencies Initiative

and

	Attention:	Assistant General Counsel
(Banking and Finance)
re: Housing Finance Agencies Initiative

To Fannie Mae:	Fannie Mae
3900 Wisconsin Avenue, N.W.
Washington, D.C. 20016

	Attention:	Carl W. Riedy, Jr.
Vice President for Public Entities Channel,
Housing and Community Development

and

	Attention:	Barbara Ann Frouman
Vice President and
Deputy General Counsel, Housing and
Community Development

To Freddie Mac:	Freddie Mac
1551 Park Run Drive
Mail Stop D4F
McLean, Virginia 22102
	Attention:	Mark D. Hanson
Vice President Mortgage Funding

and

Freddie Mac
8200 Jones Branch Drive
Mail Stop 210
McLean, Virginia 22102
	Attention:	Joshua L. Schonfeld
Associate General Counsel
     (b) Notices to Treasury’s Financial Agent. Funding Notices may be sent to Treasury’s Financial Agent by email to jpm.hfa@jpmorgan.com. Any other notices to Treasury’s Financial Agent may be sent as follows:
JPMorgan Chase Bank, N.A.
1 Chase Manhattan Plaza, Floor 19
Attention: Lillian G. White
Phone - 212-552-2392
Fax - 212-552-0551
E-mail:jpm.hfa@jpmorgan.com
with a copy to:
E-mail: Lillian.G.White@jpmorgan.com

     (c) Notices to Program Administrator. Notices may be sent to the Program Administrator as follows:
U.S. Bank National Association
EP-MN-WS3T
60 Livingston Avenue
St. Paul, MN 55107
Attn: TFM/HFA Initiative
E-mail: usbhfa@usbank.com
In a notice to the Parties specifically captioned “Notice of Change of Address:”
     (i) any Party may change its address;
     (ii) Treasury or Treasury’s Financial Agent may change the address or other contact information for Treasury’s Financial Agent; and
     (iii) either GSE or the Program Administrator may change the address or other contact information for the Program Administrator.
SECTION 5.7 Governing Law. This Participation Agreement shall be governed by, and interpreted in accordance with, Federal law not the law of any state or locality. To the extent that a court looks to the laws of any state to determine or define the Federal law, it is the intention of the parties to this Participation Agreement that such court shall look only to the laws of the State of New York without regard to the rules of conflicts of laws.
SECTION 5.8 Binding Effect. This Participation Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.
SECTION 5.9 Counterparts. This Participation Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Participation Agreement.
SECTION 5.10 Amendments, Changes and Modifications. This Participation Agreement may be amended, changed, modified, altered or terminated only by a written instrument or written instruments signed by the parties to this Participation Agreement. Neither any course of dealing between Treasury and the GSE nor any delay in exercising any rights under this Participation Agreement, shall operate as a waiver of any rights of any of the parties under this Participation Agreement. A waiver or consent given under this Participation Agreement shall be effective only in the specific instance and for the specific purpose for which given.
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IN WITNESS WHEREOF, the parties have executed this Participation Agreement as of the dates hereinafter set forth.

FANNIE MAE
Date:	By:
Name:
Title:

S-1

FEDERAL HOME LOAN MORTGAGE CORPORATION
Date:	By:
Name:
Title:

S-2

DEPARTMENT OF THE TREASURY
Date:	By:
Name:
Title:

S-3

EXHIBIT A
UNIFORM LOSS SHARING ATTACHMENT
The following is the Uniform Loss Sharing Attachment for the New Issue Bond Program and the Temporary Credit and Liquidity Facility Program. This attachment contains the provisions applicable to (i) Partial Guarantees relating to GSE Securities issued from time to time under the New Issue Bond Program and (ii) Participation Agreements entered into from time to time and Partial Guarantees relating to GSE Securities issued from time to time under the Temporary Credit and Liquidity Facility Program.
This Uniform Loss Sharing Attachment is attached to each Partial Guarantee and each Participation Agreement.
     Section 1 Definitions. In this Attachment and in any agreement or other document to which this Attachment is attached, all capitalized terms have the meanings given to those terms in this Section 1 unless the context or use clearly indicates a different meaning. Any capitalized term used in this Attachment but not defined in this Exhibit shall be used as defined in the agreement or other document to which this Exhibit is attached. The following terms have the following meanings:
“Amount Available” has the meaning given to that term in each Temporary Credit and Liquidity Facility.
“Bank Bonds” means any VRDOs that were tendered for purchase by a bondholder and were put to the GSEs under a TCLF and have not yet been remarketed to a new bondholder, whether or not the GSEs have issued GSE Securities backed by such Bank Bonds.
“Bonds” means, as the case may be, VRDOs, Bank Bonds and New Issue Bonds.
“Credit Advance” means an advance under a TCLF to pay debt service due on VRDOs for which there are insufficient funds available under the related indenture.
“Event of Default” means an “event of default” as such term is defined in the related bond indenture for the underlying bonds.
“Fannie Mae” means the Federal National Mortgage Association, a federally-chartered and stockholder-owned corporation organized and existing under the Federal National Mortgage Association Charter Act, 12 U.S.C. §1716 et seq.
“First Loss Limit” has the meaning given to that term in Section 5.
“First Position Loss” means the amount of Program Loss to be borne by Treasury under the Program. The First Position Loss is that portion of the Program Loss that does not exceed the First Loss Limit.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States.
“Government-sponsored enterprise” or “GSE” means either or both Fannie Mae and Freddie Mac.
“GSE Obligations” or “GSE Securities” are obligations and securities issued or guaranteed, in whole or in part, by Fannie Mae or Freddie Mac including, without limitation, Bank Bonds and New Issue Bonds and, with respect to the Temporary Credit and Liquidity Facility Program, Participation Agreements.
“HFA” means a housing finance agency created by any of the States of the United States or any possession, territory or commonwealth of the United States, or any political subdivision thereof.
“Liquidity Advance” means an advance under a TCLF to pay for bond purchase tenders relating to VRDOs.
“Loss Calculation Date” means the date as of which a Loss is calculated as provided in Paragraph 6.
“MOU” means the Memorandum of Understanding among Treasury, Federal Housing Finance Agency, Fannie Mae and Freddie Mac.
“Multifamily Credit Enhancement Program” means the Treasury program, distinct and separate from the Programs, to purchase HFA bonds which are guaranteed by the Credit Enhancement Agreement by either of the GSEs.
“New Issue Bond Program” means the program described in the New Issue Bond Program Agreement.
“New Issue Bond Program Agreement” means one or more New Issue Bond Program Agreements by and among Treasury and the GSEs, concerning the program for the acquisition of GSE Securities backed by New Issue Bonds.
“New Issue Bonds” means, collectively, the single family bonds and multifamily bonds which back GSE Securities purchased under the New Issue Bond Program Agreement.
“Partial Guarantee” means a partial guarantee provided by a GSE (a) pursuant to a GSE Security issued with respect to the Temporary Credit and Liquidity Facility Program or (b) pursuant to a GSE Security issued with respect to the New Issue Bond Program.
“Participation Agreement” means each Participation Agreement by and between Treasury and the GSEs whereby the rights, duties and obligations of the Treasury and the GSEs with respect to the Temporary Credit and Liquidity Facility Program (including the terms of the Partial Guarantee) are set forth, as such agreements are amended and supplemented.

“Program” means either of the New Issue Bond Program or the Temporary Credit and Liquidity Facility Program.
“Program Bonds” means New Issue Bonds and Bank Bonds.
“Program Losses” mean the aggregate of all Transaction Losses incurred under the Temporary Credit and Liquidity Facility Program and the New Issue Bond Program.
“Recovery” means any payment or other amount received or recovered with respect to a Transaction Loss. A Recovery excludes any amounts paid by a GSE to Treasury with respect to a Second Position Loss or any amounts payable by Treasury to the GSEs under any purchase agreement or participation agreement.
“Reimbursement Agreement” means each Reimbursement Agreement entered into among an HFA, a bond trustee and the GSEs relative to a TCLF, as such Reimbursement Agreements are amended and supplemented.
“Risk Rating” means the risk rating of an indenture under a Program.
“Second Position Loss” means that portion of Program Losses, if any, that is not allocated to the First Loss Position. Any Second Position Loss will be allocated to the Participation Agreements and Partial Guarantees in accordance with the Uniform Loss Sharing Attachment.
“Secured Multifamily Loans” means loans that are secured by multifamily properties.
“Temporary Credit and Liquidity Facility” or “TCLF” has the meaning given to that term in the Participation Agreement.
“Temporary Credit and Liquidity Facility Program” means the Program described in the Participation Agreement.
“Transaction Documents” means, collectively, the TCLF, the Reimbursement Agreement and related Bond documents with respect to any series included in the Temporary Credit and Liquidity Facility Program, as such documents are amended from time to time in accordance with their terms.
“Transaction Loss” means an amount calculated pursuant to Section 7 as the loss realized on a Program Bond or a Temporary Credit and Liquidity Facility.
“Trust” means a trust established by a GSE as a pass-through entity which holds one or more issues of Bonds and, where appropriate, a Partial Guarantee.
“VRDO” means a variable rate demand obligation bond issued by an HFA
     Section 2 General Statement. Treasury and the GSEs will share Program Losses, if any, realized on:

     (a) the principal of the New Issue Bonds backing GSE Securities issued from time to time under the New Issue Bond Program; and
     (b) the principal portion of all Credit Advances and Liquidity Advances made from time to time under the Temporary Credit and Liquidity Facilities issued under the Temporary Credit and Liquidity Facility Program.
Any losses incurred with respect to accrued but unpaid interest on any of the New Issue Bonds backing the GSE Securities issued from time to time under the New Issue Bond Program and on any Credit Advance or Liquidity Advance made from time to time under the Temporary Credit and Liquidity Facilities issued under the Temporary Credit and Liquidity Facility Program are not subject to sharing with the GSEs and will be entirely borne by Treasury. No loss sharing shall occur with respect to the Multifamily Credit Enhancement Program as a GSE will have provided credit enhancement for such Bonds separately.
     Section 3 GSE Only Shares in Losses for its Activities in Programs. The sharing of Program Losses will be structured between Treasury and each GSE separately. A GSE will only share in Program Losses realized on the New Issue Bonds backing the GSE Securities issued by that GSE and on losses realized on that GSE’s portion of the Temporary Credit and Liquidity Facilities. Neither GSE will share in Program Losses allocable to the other GSE.
     Section 4 Allocation of Losses between Treasury and GSE. Treasury will bear all Program Losses realized on the New Issue Bond Program and the Temporary Credit and Liquidity Facility Program up to the First Loss Limit (“First Position Losses”). Each GSE will bear Program Losses, if any, realized on the New Issue Bond Program and the Temporary Credit and Liquidity Facility Program once the Program Losses, if any, realized by Treasury equal the First Loss Limit (“Second Position Losses”).
     Section 5 First Loss Limit. With respect to a GSE, the First Loss Limit will be 35% of the sum of:
     (a) the aggregate original principal amount of all New Issue Bonds backing the GSE Securities issued from time to time under the New Issue Bond Program by that GSE; and
     (b) the aggregate original principal portion of the Amount Available obligated to be paid by each GSE in each Temporary Credit and Liquidity Facility issued under the Temporary Credit and Liquidity Facility Program.
Such First Loss Limit may be adjusted by the GSEs and Treasury if the aggregate amount under either (a) or (b) above is less than $10 billion, or upon the obtaining or processing of information impacting the applicable Risk Ratings, or such other material new information that affects risk, commercial reasonableness, or safety and soundness under either the New Issue Bond Program or the Temporary Credit and Liquidity Facility Program. Any such adjustment shall be made in good faith by the GSEs and Treasury based upon objective thresholds factoring into, among other things, the applicable Risk Ratings and the aggregate amounts set forth in (a) and (b) above.
Section 6 When Transaction Loss is Calculated.
     (a) New Issue Bond Program. Under the New Issue Bond Program, Transaction Loss will be calculated separately with respect to each Program Bond upon twelve (12) months after the first to occur of:
     (1) the stated maturity date of the New Issue Bond;
     (2) the date the New Issue Bond is fully redeemed;
     (3) the date of acceleration of the New Issue Bond; or
     (4) the date of mandatory tender in lieu of redemption of the New Issue Bond.
     (b) Temporary Credit and Liquidity Facility Program. Under the Temporary Credit and Liquidity Facility Program, Transaction Loss will be calculated for each Temporary Credit and Liquidity Facility upon the last to occur of:
     (1) the date the GSE has no further obligation under the Temporary Credit and Liquidity Facility;
     (2) the date all Bank Bonds, if any, are paid in full, remarketed or redeemed; or
     (3) twelve (12) months after the first to occur of:
     (A) a Credit Advance remains unreimbursed;
     (B) a Bank Bond is not paid or redeemed when due; or
     (C) the GSE causes the acceleration, redemption or mandatory tender of the Bonds upon the occurrence of an Event of Default under any of the Transaction Documents.
Section 7 How Losses are Determined.
Transaction Losses will be calculated for a New Issue Bond or a Temporary Credit and Liquidity Facility as follows:
     (a) New Issue Bond Program. Under the New Issue Bond Program, a Transaction Loss under a New Issue Bond is the amount of principal of such New Issue Bond then due and unpaid as of the date that Transaction Loss is calculated. Any accrued and unpaid interest and any interest on interest or interest on other unpaid sums will not be included in Transaction Losses and will be borne solely by Treasury.

     (b) Temporary Credit and Liquidity Facility Program. Under the Temporary Credit and Liquidity Facility Program, a Transaction Loss under a Temporary Credit and Liquidity Facility is:
     (1) all amounts owing and unpaid by the HFA under the related Reimbursement Agreement (relating to the principal portion of unreimbursed Credit Advances and unreimbursed Liquidity Advances); less
     (2) the sum of all amounts reimbursed, received or recovered on account of the amounts owing under paragraph (1) above prior to the Loss Calculation Date.
The amount of any Transaction Loss will be allocated between unreimbursed Credit Advances and unreimbursed Liquidity Advances (and the related Bank Bonds) on the basis of the ratio of aggregate unreimbursed principal of the Credit Advances to the aggregate unreimbursed principal of the Liquidity Advances.
Transaction Losses will be adjusted pursuant to the provisions of Sections 11 and 12.
     (c) Calculation Rules. For purposes of determining Transaction Loss under the New Issue Bond Program:
     (1) Transaction Loss will be calculated only with respect to the Bonds actually held by the related Trust. Any Bonds that were not acquired by the Trust shall be excluded from the calculation of Transaction Loss.
     (2) For purposes of calculating Transaction Loss, all payments made by the trustee for the Bonds shall be applied as principal or interest as characterized by the trustee for the Bonds in making such payment. Should the trustee for the Bonds not characterize a payment as either principal or interest, then that payment shall be characterized as required by the indenture or bond resolution for the Bonds. If the trustee for the Bonds does not characterize the payment as principal or interest and the related indenture or resolution contains no relevant terms, then the payment shall be applied first to outstanding and unpaid principal of the Bonds in the order of their stated maturity dates and then to accrued and unpaid interest on the Bonds in the order of their stated maturity dates.
     Section 8 Procedure for Reporting a Transaction Loss. Pursuant to the timeframes set forth in Paragraph 6 above, the GSE will calculate, or cause to be calculated, the amount of Transaction Loss, if any, realized on a New Issue Bond or Temporary Credit and Liquidity Facility as provided in Paragraph 7 above.
     Section 9 Reporting if No Transaction Loss Calculated. If the calculation prepared in accordance with Paragraph 7 above shows that no Transaction Loss was realized, the GSE will provide or cause to be provided a statement to that effect to Treasury within 90 days of the Loss Calculation Date.

     Section 10 Reporting if Transaction Loss Calculated; Payment of Second Position Loss.
     (a) Reconciliation. If the calculation shows that a Transaction Loss was realized, the GSE will send a written reconciliation calculation to Treasury within 90 days of the Loss Calculation Date which specifies:
     (1) Transaction Identification: The New Issue Bond or Temporary Credit and Liquidity Facility for which the reconciliation is made.
     (2) Transaction Loss: The Transaction Loss realized on the New Issue Bond or Temporary Credit and Liquidity Facility as of the Loss Calculation Date.
     (3) Program Losses:
     (A) Aggregate Program Losses (excluding only the Transaction Loss then just calculated for the New Issue Bond or Temporary Credit and Liquidity Facility for which the reconciliation is made); and
     (B) Aggregate Program Losses realized as of the Loss Calculation Date (including the Transaction Loss then just calculated for the New Issue Bond or Temporary Credit and Liquidity Facility for which the reconciliation is made).
     (4) The First Loss Limit.
     (5) The amount of the First Loss Limit still to be borne by Treasury.
     (b) First Position Losses. If the amount calculated in (a)(3)(B) is not more than the First Loss Limit, then the Transaction Loss for the New Issue Bond or Temporary Credit and Liquidity Facility for such reconciliation calculation is fully First Position Losses.
     (c) Partial First Position Losses; Partial Second Position Losses. If the amount appearing in (a)(3)(A) is less than the First Loss Limit but the amount calculated in (a)(3)(B) exceeds the First Loss Limit, then:
     (1) the portion of the Transaction Loss equal to the difference between the amount appearing in (a)(3)(A) and the First Loss Limit constitutes First Position Losses; and
     (2) the remaining portion of the Transaction Loss not allocated to the First Position Losses constitutes Second Position Losses.
     (d) Second Position Losses. If the amount appearing in (a)(3)(A) is more than the First Loss Limit, then the entire Transaction Loss constitutes Second Position Losses.

     (e) Loss Sharing Payment. The GSE will pay the amount of any Second Position Losses (less all amounts previously paid by the GSE to Treasury as Second Position Losses) to Treasury or its order not later than 90 days after the Loss Calculation Date. Loss sharing payments made with respect to GSE Securities will be made as a distribution under the GSE Security and all other loss sharing payments will be paid to Treasury to such account as Treasury may require.
     Section 11 Recoveries; Losses are Incurred But Not In Excess of the First Loss Limit. This Section applies if a GSE has calculated that a Transaction Loss has been realized with respect to one or more New Issue Bonds or Temporary Credit and Liquidity Facilities but the amount of the aggregate Program Losses has not exceeded the First Loss Limit. If one or more payments are received or other amounts are received or recovered with respect to any New Issue Bond or Temporary Credit and Liquidity Facility in respect of a Transaction Loss, then all such amounts will be paid to Treasury and the related Transaction Loss and, consequently, the aggregate Program Losses will be reduced by the amount of such Recovery.
     Section 12 Recoveries; Losses are Incurred Which Exceed the First Loss Limit. This Section applies if a GSE has calculated that a Transaction Loss has been realized with respect to one or more New Issue Bonds or Temporary Credit and Liquidity Facilities, aggregate Program Losses exceed the First Loss Limit and the GSE has paid any Second Position Losses to Treasury. If one or more payments are received or other amounts are received or recovered with respect to any New Issue Bond or Temporary Credit and Liquidity Facility in respect of a Transaction Loss, then:
     (a) the related Transaction Losses and, consequently, the aggregate Program Losses will be reduced by the amount of such Recovery;
     (b) the GSE shall be entitled to such payments and other amounts, but not in excess of the amount of the Second Position Losses previously paid to Treasury; and
     (c) any excess available after the payment made in subparagraph (b) above shall be paid to Treasury.
     Section 13 Partial Guarantees of GSE Securities. In order to evidence a GSE’s loss sharing obligations with respect to the GSE Securities it issues, the GSE will issue a partial guarantee to the related Trust (“Partial Guarantee”) for Program Losses allocable to such GSE Securities. The GSE will make a payment under a Partial Guarantee only under the circumstances set out in this Exhibit.
     Section 14 Termination of Loss Sharing Upon Unwinding of GSE Security. A GSE’s loss sharing obligations and any related Partial Guarantee will automatically terminate with respect to any New Issue Bonds or Bank Bonds and the related GSE Security if Treasury causes a GSE Security to be unwound in exchange for the underlying New Issue Bonds or Bank Bonds.

EXHIBIT B
FUNDING NOTICE
U.S. Department of the Treasury
c/o JP Morgan Chase, as Treasury’s Financial Agent
Re:	Temporary Credit and Liquidity Facility (“Credit and Liquidity Facility”) relating to the Series of Bonds identified below (“Bonds”)

Agreement to Purchase Participation (“Participation Agreement”) by and among U.S. Department of the Treasury (“Treasury”), Fannie Mae (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”) (together, the “GSEs”).

Participation Certificate Date: Certificate No.:

Issuer:

Bond Series: [Enter Title of Bonds, Including Series Designation] Bond Series CUSIP No.:
Ladies and Gentlemen:
The undersigned, a duly authorized signatory of [insert name of Program Administrator] (“Program Administrator”), certifies to Treasury, with reference to the Participation Agreement and the Participation Certificate, that:
     (1) Demand for Advance Received from Bond Trustee. The bond trustee for the Bonds has demanded an Advance from the GSEs under the Credit and Liquidity Facility. A copy of the related Certificate is attached with this Funding Notice. The Advance demanded by the Trustee:
     (a) is a:
     [Program Administrator: check applicable box or boxes]
☐   Credit Advance (Debt Service Advance)
☐   Liquidity Advance (Liquidity Advance or Mandatory Tender Advance
     (b) must be paid by no later than 2:00 p.m. Eastern time on *[date].

*[Program Administrator: Please insert the same date as you inserted in Paragraph 1(b) above]
     (2) Request for Funding. The Program Administrator, on behalf of the GSEs, requests Treasury to make a Funding Payment to the GSEs on account of such Advance in the total amount of $                    . For your information, of the amount requested:
     (a)  Fannie Mae: one-half or $                     is for Fannie Mae; and
     (b)  Freddie Mac: one-half or $                     is for Freddie Mac.
     (3) When the Funding Payment Must be Made. The Funding Payment requested by this Funding Notice must be made in immediately available funds not later than 3:00 p.m. Eastern time on [date].
     (4) Where the Funding Payment Must be Made. Please pay the Funding Amount to the Program Administrator by wire transfer of immediately available funds to:
     [wire instructions]
     Any capitalized, but undefined, term used in this Certificate is used as defined in the Participation Agreement.
     IN WITNESS WHEREOF, the Program Administrator has executed and delivered this Funding Notice as of the ___ day of                                     ,              .

[Name of Program Administrator], as Program Administrator
By:
Authorized Signatory

B-2

EXHIBIT C
FORM OF
PARTICIPATION CERTIFICATE
THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES OF ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. ANY RESALE OR TRANSFER OF THIS CERTIFICATE MAY NOT BE MADE.
THIS CERTIFICATE IS NOT GUARANTEED BY THE UNITED STATES AND DOES NOT CONSTITUTE A DEBT OR OBLIGATION OF THE UNITED STATES OR ANY AGENCY OR INSTRUMENTALITY THEREOF OTHER THAN, TO THE LIMITED EXTENT PROVIDED IN THE PARTICIPATION AGREEMENT, FANNIE MAE AND FREDDIE MAC.
PARTICIPATION CERTIFICATE
Date:
A. General:
1.	This Participation Certificate is issued in connection with the following Temporary Credit and Liquidity Facility (“Temporary Credit and Liquidity Facility”) issued by Fannie Mae and Freddie Mac:

HFA
Temporary Credit and
Liquidity Facility Date
Stated Amount	$
Maximum Amount Available	Principal: $
(specify principal and interest component)	Interest: $
The Temporary Credit and Liquidity Facility was issued with respect to the bonds described in the attached Exhibit I.
2. This Participation Certificate is issued pursuant to the Agreement to Purchase Participation by and among Fannie Mae, Freddie Mac and Treasury dated as of [Date] (“Participation Agreement”) and evidences the purchase by Treasury:
     (a) of a Participation from Fannie Mae (“Fannie Mae”) in Fannie Mae’s portion of the Temporary Credit and Liquidity Facility; and
     (b) of a Participation from Federal Home Loan Mortgage Corporation (“Freddie Mac”) in Freddie Mac’s portion of the Temporary Credit and Liquidity Facility.

B. Fannie Mae Portion of Temporary Credit and Liquidity Facility
1. Treasury purchases from Fannie Mae and Fannie Mae sells to Treasury a participation in Fannie Mae’s portion of the Temporary Credit and Liquidity Facility as follows:

Fannie Mae’s Stated Amount	$
Fannie Mae’s Amount	Principal: $
Available (specify principal and interest component)	Interest: $
Portion Participation Amount	50%
Participation Percentage	100%
Effective Date
Expiration Date
2. Fees:

Participation Fee Rate
C. Freddie Mac Portion of Temporary Credit and Liquidity Facility
1. Treasury purchases from Freddie Mac and Freddie Mac sells to Treasury a participation in Freddie Mac’s portion of the Temporary Credit and Liquidity Facility as follows:

Freddie Mac’s Stated Amount	$
Freddie Mac’s Amount	Principal: $
Available (specify principal and interest component)	Interest: $
Portion Participation Amount	50%
Participation Percentage	100%
Effective Date
Expiration Date
2. Fees:

Participation Fee Rate
D. Miscellaneous
1. Capitalized terms used in this Participation Certificate and not otherwise defined have the meaning given those terms in the Participation Agreement.

C-2

2. This Participation Certificate is not effective or valid for any purpose until receipt by Fannie Mae, Freddie Mac and Treasury of a counterpart executed by Fannie Mae, Freddie Mac and Treasury.

C-3

FANNIE MAE
By:
Name:
Title:

Date:

FEDERAL HOME LOAN MORTGAGE CORPORATION
By:
Name:
Title:

Date:

Acknowledged and Accepted: DEPARTMENT OF THE TREASURY
By:
Name:
Title:

Date:

EXHIBIT I
to
PARTICIPATION CERTIFICATE
Description of Bonds